EXHIBIT 99.1


2950 Colorful Avenue ( Longmont, Colorado 80504


              CONCEPTS DIRECT, INC. ANNOUNCES RECEIPT OF
                           LETTER OF INTENT
                 FOR THE ACQUISITION OF THE COMPANY

Longmont, Colorado, December 20, 2002 - Concepts Direct, Inc. (NASDAQ:
CDIR) announced today that on December 19, 2002, Phillip A. Wiland, Chairman, President and Chief Executive Officer, and his wife, Linda S. Wiland, submitted a non-binding letter of intent to the Special Committee of the Company's Board of Directors for the acquisition of the Company for $0.68 per share pursuant to a cash merger.

In the letter of intent, the Wilands indicated that they or their affiliates would pay approximately $0.68 per share in cash, or approximately $2,114,804, to acquire the Company, based on the approximately 3,110,007 shares of the Company owned by persons other than the Wilands. In addition, the Wilands would at closing pay off the principal balance of approximately $1,286,892, plus all accrued interest, of the Promissory Note issued pursuant to a Note and Purchase Agreement, dated April 26, 2002, by and between St. Cloud Capital Partners, LP and the Company. The Special Committee is evaluating this offer as part of its evaluation of strategic alternatives for the Company.

About Concepts Direct, Inc.
Concepts Direct is a direct marketing company focused on building and managing customer relationships through its catalogs and internet retailing initiatives. The company sells primarily personalized paper products and a diverse line of merchandise, including gift items, home decorative items, collectibles and apparel. Concepts Direct sells its merchandise primarily via the Colorful Images, Linda Anderson, Snoopy(tm) etc., Garfield Stuff, Linda Anderson's Collectibles, and the Music Stand catalogs. In addition, the company owns and operates www.ColorfulImages.com, www.LindaAnderson.com, www.SnoopyStore.com, www.garfieldstuff.com, www.theMusicStand.com and www.NewBargains.com.

Cautionary Statement
This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Company statements that are not historical facts, including statements about the Company's expectations, beliefs, plans and objectives are forward-looking statements and involve various risks and uncertainties, including the risks associated with starting new businesses. Additional discussion of factors that could cause actual results to differ materially from management's expectations, beliefs, plans and objectives is contained in the Company's SEC filings.

For Further Information Contact

Phillip A. Wiland, Chairman & CEO      Zaid H. Haddad, Chief Financial
                                                       Officer
Concepts Direct, Inc.                  Concepts Direct, Inc.
(303) 772-9171                         (303) 772-9171
pwiland@conceptsdirectinc.com          zhaddad@conceptsdirectinc.com